EXHIBIT 10.70.A

EMPLOYMENT CONTRACT

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF MIDLAND	§

This Employment Contract (“Agreement”) is made and entered into on or as of the 24th day of October, 2001.

By this Agreement, Cap Rock Energy Corporation, referred to in this Agreement as “Company,” acting by and through its President and Chief Executive Officer, David W. Pruitt, or his successor, hereinafter referred to as “Pruitt” employs Ronald Lyon, referred to in this Agreement as “Lyon,” and who accepts employment on the following terms and conditions:

ARTICLE 1

TERMS OF EMPLOYMENT

By this Agreement, the Company, acting by and through and under the direction of Pruitt, employees Lyon and Lyon accepts employment with the Company as Vice-President/General Counsel for an initial term of one (1) year.  Unless a written notice to terminate this Agreement is executed and properly delivered by either party at least ninety days prior to an anniversary date of the execution of this Agreement, this Agreement shall annually and automatically be renewed for an additional term of one (1) year.  This Agreement may, however, be terminated earlier, as provided in Article 4, below.

ARTICLE 2

EMPLOYMENT COMPENSATION & BENEFITS

2.01        As compensation for all services rendered under this Agreement by Lyon, Company shall pay to Law Offices of Ronald W. Lyon, P.C. (“Lyon PC”), of which Lyon is the President,  $13,500.00 per month, or any greater amount of compensation authorized by the Company, together with any annual salary adjustment in an amount as determined by Pruitt, for Lyon’s salary and for non-reimbursed office expenses and overhead and for secretarial and staff support as Lyon deems necessary to perform his duties as General Counsel including Lyon’s secretary/legal assistant.  Lyon shall be paid by Lyon P.C .  Additionally, Company shall pay $1,000.00 per month into the executive supplemental deferred compensation plan or a similar plan on behalf of Lyon, or any greater amount as determined by Pruitt.

2.02        Lyon shall work full time for the Company and shall be allowed time off similar to regular full-time employees of the Company as approved by Pruitt.

2.03        Company will reimburse Lyon for professional dues and continuing legal education requirements.

2.04        Company will provide Lyon with an office at the Hunt-Collin Division Office or Lyon may office elsewhere in the North Texas area at his expense, at Lyon’s option.  Should Lyon choose to office at the Hunt-Collin office, then amount of payment set forth in paragraph 2.01 above, shall be reduced by the amount of rent Lyon currently pays and the monthly telephone service (not including long distance charges).

2.05        Company will reimburse Lyon for traditional out of pocket expenses as it has prior to this Agreement including mileage, long distance telephone, copies etc.

ARTICLE 3

COVENANT TO PERFORM

3.01        Lyon agrees and covenants to perform his work and services diligently and use his best efforts to faithfully comply with all of the assignments duly made to him on behalf of the Company by Pruitt.

3.02        Lyon agrees to execute and honor and abide by the Company’s “Employee Pledge and Proprietary Rights and Information Agreement” which all other employees of the Company have executed and agreed to, a copy of which is attached hereto as Exhibit “A”.

3.03        Lyon shall devote full time to his duties as General Counsel of Company.  However, nothing in this Agreement shall prevent Lyon from performing nonconflicting legal work that does not interfere with his duties as General Counsel as approved by Pruitt.

ARTICLE 4

TERM AND TERMINATION

4.01        The Company shall employ Lyon pursuant to this Agreement for the one (1) year term beginning on the effective date of his employment hereunder, yearly renewable subject to and following a satisfactory evaluation employee appraisal report on Lyon by, for successive one year terms.  However, if during such employment, Lyon fails or refuses to perform the work and services assigned to him on behalf of the Company by Pruitt, or should he become derelict in so performing, or become unable to perform, or otherwise become in substantial breach of this Agreement all as may be determined by Pruitt in his sole discretion or otherwise so act as to give the Company cause, this Agreement shall, at Pruitt’s sole option, cease and terminate and any of Lyon’s rights hereunder not already finally vested shall cease on or at such time as Pruitt shall notify Lyon in writing.  The term “cause” shall mean the following:

(1)           Knowingly, willfully and substantially, during the term of this Agreement, neglects the duties that Lyon is required to perform under the terms of this Agreement.

(2)           Knowingly, willfully and substantially, during the term of this Agreement, commits clearly dishonest acts toward the Company with the intent to injure or damage the Company.

(3)           Insubordination or failing to follow the directives of the President/CEO in connection with normal assigned job related duties.

4.02        If Lyon’s employment terminates for any reason other than as provided for in paragraphs 4.01, 4.03, 4.04 or 4.05, the Company shall pay Lyon a lump sum cash settlement equal to the total salary then in effect for one (1) year, plus such amounts, if any, are at the time of his termination of employment, payable for bonuses and other compensation authorized by the Board of Directors or Pruitt.

4.03        Notwithstanding paragraphs 4.01 and 4.02, this Agreement and Lyon’s employment hereunder may be terminated at such time and upon such terms and conditions as the parties may mutually agree.

4.04        Notwithstanding the provisions of paragraphs 4.01, 4.02, 4.03 and 4.05 herein, Lyon’s employment hereunder shall terminate under any of the following conditions:

(1)           Death.  Lyon’s employment under this Agreement shall terminate automatically upon his death.  In such event, Lyon’s Compensation shall continue to be paid to his designated beneficiary for the remaining term of this Agreement.

(2)           Total Disability.  The Company shall have the right to terminate this Agreement if Lyon becomes Totally Disabled.  For purposes of this Agreement, “Totally Disabled” means that Lyon is not working and is currently unable to perform the substantial and material duties of his position hereunder as a result of sickness, accident or bodily injury for a period of three months.  Prior to a determination that Lyon is Totally Disabled, Lyon shall continue to receive his Compensation, offset by any disability benefits he may be eligible to receive, for the remaining term of this Agreement.

4.05        If (i) Lyon remains employed until the date that is three (3) months after the date of a Change in Control (the “Retention Date”), or (ii) Lyon’s employment is terminated after or in anticipation of a Change in Control (or the execution of a definitive agreement providing for actions which, if completed, would constitute a Change in Control) and before the Retention Date (A) by the Company without Good Cause or (B) by Lyon for Good Reason, then, in addition to any other amounts payable pursuant to this Agreement, the Company shall pay Lyon a lump sum cash payment within thirty (30) days of termination equal to six (6) times the sum of Lyon’s annual Base Salary and the greater of (x) the highest bonus awarded to Lyon in a prior year or (y) 50% of Lyon’s annual Compensation.

For purposes of this Agreement “Change in Control” means (i) a reorganization or merger of the Company with or into any other company which will result in the Company’s stockholders immediately prior to such transaction not holding, as a result of such transaction, at least 50% of the voting power of the surviving or continuing entity or the entity controlling the surviving or continuing entity; (ii) a sale of all or substantially all of the assets of the Company to an entity in which the Company’s stockholders immediately prior to such sale will not hold following such sale at least 50% of the voting power of such purchasing entity, (iii) a transaction or series of related transactions which result in more than 50% of the voting power of the Company being “beneficially owned” by a single “person” (quoted terms having their respective meanings under Section 13(d) and 14(d) under the Securities Exchange Act of 1934, as amended); (iv) a change in the majority of the Board not approved by at least two-thirds of the Company’s directors in office prior to such change or (v) the adoption of any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets.

For purposes of this Agreement, after a Change in Control, “Good Reason” shall mean the occurrence of any one of the following circumstances without Lyon’s consent:

(1)           a material reduction in Lyon’s compensation or benefits excluding the substitution of substantially equivalent compensation and benefits;

(2)           a material diminution of Lyon’s duties, authority or responsibilities as in effect immediately prior to such diminution;

(3)           the relocation of Lyon’s primary work location to a location more than 50 miles from Lyon’s primary work location as of the date of this Agreement; or

(4)           the failure of a successor to assume and perform under this Agreement

ARTICLE 5

TRADE SECRETS AND CONFIDENTIAL INFORMATION

5.01        During the term of Lyon’s employment, the Company will provide Lyon access to, so he may become familiar with, various trade secrets and other confidential or proprietary information of the Company, train him in the use of same, and provide associates a working environment in which he can contribute toward enhancing same and upgrading his general knowledge.  Trade secrets, proprietary information and confidential information encompass, without limitation, anything which is owned by the Company and is regularly used in the operation of the business of the Company to obtain a competitive advantage over the Company’s competitors who do not know, have access to, or utilize such information or trade secrets.  Proprietary information further includes, but is not limited to, records, files, documents, bulletins, publications, manuals, financial data and information concerning and the identity of customers, prospects and suppliers.  Trade secrets further include, but are not limited to, specifications, software programs, both the source code and the object code, documentation, flow charts, diagrams, schematics, data, data bases, and business and production methods and techniques.

5.02        Lyon acknowledges that such training and the use of the trade secrets and confidential or proprietary information will enable him to perform his job and enhance his compensation.  Lyon recognizes and acknowledges that the trade secrets and other confidential or proprietary information of the Company are valuable, special and unique and that the protection thereof is of critical importance to the Company in maintaining its competitive position.  Lyon, therefore, covenants and agrees that, except as required by his employment hereunder or with the express prior written consent of the Company, he shall not, during the term of his employment by the Company or at anytime thereafter, either directly or indirectly, make independent use of, publish or otherwise disclose any of the aforesaid trade secrets or other confidential or proprietary information of the Company (whether acquired, learned obtained or developed by him alone or in conjunction with others) to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or allow any other person, firm, corporation, association or other entity to make use of, publish or disclose any of the aforesaid trade secrets or other confidential or proprietary information.  Lyon agrees not to use, steal, or appropriate such items or versions thereof, whether copies or reconstructed from memory or otherwise, in any manner.  Lyon further recognizes and acknowledges that in order to enable Company to perform services for its customers and engage in Company’s business, information may be furnished to the Company confidential information and that the goodwill afforded to Company depends upon, among other things, Company and its employees keeping all such information of the Company confidential.  Lyon therefore agrees that he shall keep all such information of the Company and any of its affiliates and subsidiaries completely and absolutely confidential.  This agreement not to disclose confidential information shall survive after the term of Lyon’s employment pursuant to this Agreement.  Therefore, Lyon shall be bound by his agreement herein not to disclose confidential information of the Company and its affiliates or subsidiaries both during his employment with the Company and after his employment with the Company is terminated.  A violation by Lyon of this Article shall be a material violation of this Agreement and will justify legal and/or equitable relief.  Lyon recognizes that if he breaches this agreement and discloses confidential information or trade secrets of the Company or any of its affiliates or subsidiaries, the Company will suffer substantial, irreparable and continuing injuries, damages and costs attendant thereto.  Further, recognizing that money damages may not provide adequate relief, Lyon agrees that, in the event that he breaches or threatens to breach this Agreement, the Company shall be entitled to a preliminary or permanent injunction in order to prevent the continuation of such harm and, as liquidated damages, Lyon shall forfeit all payments made pursuant to this Agreement from the date the Agreement was breached and any payments that are or may be due pursuant to this Agreement, as well as any rights or benefits, including health insurance benefits.

5.03        Lyon and the Company acknowledge and agree that the fact that the Parties have entered into this Agreement and the terms of this Agreement are confidential.  Neither of the Parties may therefore disclose the terms of this Agreement to others, except as necessary with regard to the filing of income taxes and other necessary documents or as required by law, or pursuant to a subpoena or court order, unless such disclosure has been approved by the other Party’s written permission.

ARTICLE 6

NON-COMPETITION AGREEMENT

Lyon agrees that upon his termination of employment from the Company, for a period of two (2) years, he will not engage or participate, directly or indirectly, in competition with the Company or any of its affiliates or subsidiaries without prior written consent of the Company which consent shall not be unreasonably withheld.  This Agreement shall prohibit Lyon from, among other things, attempts to serve or assist others in serving the Company’s present or potential customers.  Lyon further agrees that he will never at any time after executing this Agreement, assist any person or entity in buying, merging with or acquiring the Company unless the Company consents in writing.  Notwithstanding the foregoing, nothing in this Agreement does not apply to legal services whether rendered to Company or to a subsequent employer of Lyon and nothing in this Agreement shall be construed to relieve Lyon of his ethical duties regarding conflicts of interest.

ARTICLE 7

PROHIBITIONS

7.01        Lyon shall not, at any time during or after the term of this Agreement, make derogatory, false, or misleading oral or written comments to any person or entity regarding the Company, its management, officers, directors, employees or agents.  Lyon agrees generally to speak favorably of the Company and his employment with the Company.

7.02        Lyon agrees that neither he nor any member of his immediate family, shall run for or serve as a Director of the Company for a period of five (5) years after Lyon’s employment with the Company is terminated.

7.03        The Company and Lyon recognize and agree that the damages to the Company for violation of Articles 5, 6, and 7 may be difficult, if not impossible to ascertain, and therefore the Parties hereby agree that in the event Lyon breaches these Articles 5, 6, and 7, the Company shall be entitled to liquidated damages for such breach which shall be forfeiture and reimbursement by Lyon of all amounts paid to Lyon from the time of the breach, received by Lyon from Company pursuant to this Agreement from the time of the breach, or any amounts which Lyon is entitled to receive pursuant to this Agreement, and all rights and benefits, including health insurance benefits and stock which Lyon may be entitled to receive pursuant to this Agreement.

ARTICLE 8

SUPERSESSION AND EFFECTIVENESS

8.01        This Agreement supersedes any other agreement or understanding, written or oral, between the parties with respect to the matters covered hereunder, and it contains the entire understanding of the parties and all of the covenants and agreements between them with respect to Lyon’s employment.

8.02        This Agreement shall bind and be for the benefit of the parties to the agreement, as well as their respective successor, heirs and assigns, it being understood, however that this Agreement may be assigned only with the written consent of both parties.

8.03        The existence and effectiveness of this Agreement between the parties hereto does not preclude or otherwise interfere with employment of Lyon by subsidiary corporations of Cap Rock Energy Corporation, or by any corporation organized by the Company’s Board of Directors for the benefit of the Company, or the receipt of compensation by Lyon from any such corporations.

8.04        This Agreement shall become binding upon the parties from and as of the date of the execution.

ARTICLE 9

GOVERNING LAW

This Agreement has been executed in the State of Texas and shall be governed by and construed in all respects in accordance with the laws of the State of Texas.  Nothing in this Agreement, including but not limited to Section 5, 6, and 7, shall conflict with all ethical rules applicable to attorneys, and to the extent the contractual requirements conflict with such ethical rules, the ethical rules shall control.

ARTICLE 10

ARBITRATION

All disputes, claims and matters in question arising under, with respect to or out of this Agreement or the relationship between the parties created by this agreement, whether sounding in contract, tort or otherwise, which cannot be resolved between the Parties, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act.  The arbitration shall be administered by the American Arbitration Association (“AAA”) in Dallas, Texas in accordance with the Commercial Arbitration Rules of the AAA.  There shall be three arbitrators.  Each party shall designate an arbitrator, who need not be neutral, within 30 days of receiving notification of the filing with the AAA of a demand for arbitration.  The two arbitrators so designated shall elect a third arbitrator.  If either party fails to designate an arbitrator within the time specified or the two parties’ arbitrators fail to designate a third arbitrator within 30 days of their appointments, the third arbitrator shall be appointed by AAA.  The decision or award of a majority of the judgment or order in any court of competent jurisdiction.  It is expressly agreed that the arbitrators shall have no authority to award punitive or exemplary damages, the parties hereby waiving their right, if any to recover punitive or exemplary damages, either in arbitration or in litigation.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals, one being retained by each, on or as of the 24th day of October, 2001.

CAP ROCK ENERGY CORPORATION

By:	/s/ Ronald Lyon	By:	/s/	David W. Pruitt
	Ronald Lyon			David W. Pruitt/CEO

STATE OF TEXAS	)(
)(
COUNTY OF MIDLAND	)(

This instrument was acknowledged before me on this 24th day of October, 2001, by DAVID W. PRUITT, President/Chief Executive Officer of Cap Rock Energy Corporation, a Texas corporation, on behalf of said corporation.

By:	/s/ Sharon A. Hoelscher
Sharon A. Hoelscher

(SEAL)

STATE OF TEXAS	)(
)(
COUNTY OF GRAYSON	)(

This instrument was acknowledged before me on this 24th day of October, 2001, by Ronald Lyon.

By:	/s/ Leslie A. Melson
Leslie A. Melson

(SEAL)

Exhibit "A"

CAP ROCK ENERGY CORPORATION

EMPLOYEE PLEDGE AND

PROPRIETARY RIGHTS AND INFORMATION AGREEMENT

This Agreement sets forth the understanding between you and Cap Rock Energy Corporation (“Cap Rock Energy”) concerning your relationship as an employee of Cap Rock Energy and your treatment of Cap Rock Energy’s confidential and proprietary information.  Cap Rock has agreed to employ you with the understanding and expectation that you agree to and will abide by the following terms and conditions:

I.              Employee Pledge

a.             Conduct as an Employee.  I will conduct myself at all times while I am on duty in a manner that will reflect well on Cap Rock Energy Corporation since I am aware that my conduct as an employee of Cap Rock Energy reflects on the Cooperative.  I understand that when people observe me and my actions, they are looking at me as a representative of Cap Rock Energy and will judge Cap Rock Energy through my actions.  Therefore, I will conduct myself in a professional and dignified manner at all times.

b.             Giving the best.  I will strive to give the best of my ability in my duties as an employee of Cap Rock Energy, and

c.             Defending and Promoting.  I will defend and promote the mission statement, goals, and decisions of Cap Rock Energy whenever appropriate.

II.            PROPRIETARY INFORMATION

You understand that your employment with Cap Rock Energy creates a relationship of a confidential or proprietary nature that may be disclosed to you by Cap Rock Energy or learned by you in the course of your duties at Cap Rock Energy, and that relates to:  (i) the business of Cap Rock Energy or that of any of its subsidiaries, affiliates, customers, suppliers, or (ii) any confidential information of third parties disclosed to Cap Rock Energy.  Such confidential and proprietary information includes information concerning business strategies, financial information and forecasts, personnel information and member-consumer lists and is referred to collectively in this Agreement as “Proprietary Information.”

a.             Confidentiality of Proprietary Information.  At all times, both during your employment by Cap Rock Energy and after its termination, you agree to keep all Proprietary Information in confidence and trust, and you will not use or disclose Proprietary Information without the written consent of Cap Rock Energy, except as may be necessary to perform your duties as an employee of Cap Rock Energy.  Upon termination of your employment with Cap Rock Energy, you will promptly deliver to Cap Rock Energy all documents and materials of any kind pertaining to your work with Cap Rock Energy, and you will not take with you any documents, materials or copies thereof, whether on paper, magnetic or optical media, or any other medium containing Proprietary Information.

b.             Information of Former Employer.  You agree that during your employment at Cap Rock Energy you will not improperly use or disclose any confidential or proprietary information of your former employers.

III.           NO CONFLICTING OBLIGATIONS

a.             No Conflicting Employment.  You agree that during the term of your employment at Cap Rock Energy you will not plan or engage in any other employment, occupation, consulting or other business activity directly related to the business in which Cap Rock Energy is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your employment obligations to Cap Rock Energy.

b.             No Conflicting Agreements.  You represent to Cap Rock Energy that you have no other agreements or commitments that would hinder or prevent the full performance of your duties as a Cap Rock Energy employee or your obligations under this Agreement, and you agree not to enter into such conflicting agreement during the term of your employment at Cap Rock Energy.

c.             Disclosure of Agreement.  You hereby authorize Cap Rock Energy to notify others, including customers of Cap Rock Energy, and any future employers you may have, of the terms of this Agreement and your responsibilities under this Agreement.

IV.           NO IMPLIED EMPLOYMENT RIGHTS

You understand and agree that this Agreement does not confer upon you any right to continued employment by Cap Rock Energy that you would not otherwise have, nor does this Agreement obligate Cap Rock Energy to employ you for any specific period of time.

V.            GENERAL PROVISIONS

a.             Severability.  If one or more of the provisions of this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

b.             Governing Law.  This Agreement will be governed by the laws of the State of Texas.

c.             Entire Agreement.  This Agreement sets forth the entire Agreement and understanding between you and Cap Rock Energy relating to the subject matter of this Agreement.  No modification or amendment of this Agreement, nor any waiver of any rights under this Agreement will be effective unless in writing signed by both you and an authorized representative of Cap Rock Energy.  Any subsequent changes in your duties, salary or compensation will not affect the validity or scope of this Agreement.

d.             Successors and Assigns.  This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of Cap Rock Energy, its successors and assigns.

By:	/s/ Ronnie Lyon	10/24/01
Employee Signature		Date Signed

Print Name	/s/ Ronnie Lyon

By:	David W. Pruitt	10/24/01
CRE Representative		Date Signed